EXHIBIT 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 Registration Statement No. 333-111566 of Kforce Inc. on Form S-4 of our report dated March 26, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of a new accounting standard), appearing in the Annual Report on Form 10-K of Hall, Kinion & Associates, Inc. for the year ended December 29, 2002 and to the reference to us under the heading “Experts” in the Joint Proxy Statement/Prospectus, which is a part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

February 6, 2004